EXHIBIT 99.1

                                  NEWS RELEASE

Contact: Rick Bastian, President & CEO, Blackhawk State Bank, 608-364-8911 Dale Blachford, President, First Bank, bc, 815-639-0777

          FIRST BANK SHAREHOLDERS APPROVE SALE TO BLACKHAWK STATE BANK
           Action Underscores Blackhawk's Commitment to the Stateline

CAPRON,  ILLINOIS--Sept.  18,  2003--Shareholders  of   Dun  C  Corp.  and   its
subsidiary, First Bank, bc, today approved the sale of the company to Blackhawk Bancorp, Inc. (OTC: BKHB) for $7.2 million or $1,518 per share.

The acquisition is effective October 1, 2003.

Blackhawk Bancorp, Inc. is the parent company of Beloit-based Blackhawk State Bank, which operates nine offices in Beloit, Rockford, Roscoe, Belvidere, Rochelle and Oregon. It employs 150 people and has assets of $343 million.

First Bank, bc, with assets of approximately $75 million and over 40 employees, is headquartered in Capron, Illinois. It has four full service locations in Machesney Park, Rockford, Belvidere and Capron. First Bank, bc offers a full range of retail, commercial and real estate banking services.

"This affiliation is a natural fit to our existing branch network and our strategies for growth," said R. Richard Bastian III, President and Chief Executive Officer of Blackhawk Bancorp, Inc.

"It underscores our commitment to be the premier community bank in the stateline
area.   Expanding  our  locations  is a  natural  extension  of  fulfilling  the financial needs of people on both sides of the border," he said.

"We are the only bank along the I-90 corridor between Beloit and Belvidere with branches in every major community.

"After completion of this merger, Blackhawk will rank second in deposit balances in fast growing Boone County and in Beloit.

"Our intention is to be the community bank of choice because we not only offer top notch service, but convenience in the form of Sunday banking and branches along major roads to accommodate cross border commuting, shopping and recreational lifestyles," continued Bastian.

"The acquisition will help us create an even stronger financial services company with a broader array of services and locations, enhanced financial efficiencies, new technologies, new products, policies and benefit plans," he said. "We are eager to publicly roll out these changes over the next several months."

Donald H. Pratt, Chairman and Chief Executive Officer of DunC Corp. and First Bank, bc is also pleased with what the merger will bring to his customers.

"Blackhawk is an ideal partner for First Bank. Our customers will continue to receive the personal attention that only a community bank can provide. In addition, our customers will have the added benefit of access to a broader line of products and services, including internet banking, cash management and trust services.

"We chose Blackhawk because of its focus on community banking and its commitment
to  maintaining  close   customer  relationships,"  said   Pratt.  "We're   very
comfortable with its leadership."

Bastian, however, is quick to point out, "our further expansion into Boone and Winnebago counties is not at the expense of our Beloit customers. This acquisition is not a signal we're leaving the Beloit area. In fact we will be adding more jobs in Beloit. This has been our corporate headquarters for 122 years. Beloit is where are roots are and always will be.

"Although the stateline economy has been tough the last couple years and growth has been hard to come by, we have tremendous confidence in the future of the Rock River Valley."